Exhibit 99.1

CONTACT

Norma I. Salcido

Director of Marketing & Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

investor.relations @ftgx.com

FiberNet Reports Fourth Quarter and Full Year 2008 Results

Fourth Quarter of 2008 Revenues Increase 13.6% and EBITDA Increases 18.6% Over

Comparable Period in 2007

NEW YORK – March 12, 2009 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the fourth quarter and fiscal year ended December 31, 2008.

Revenues for the fourth quarter of 2008 increased to $15.4 million, up 13.6% from $13.6 million for the fourth quarter of 2007 and up 3.4% from $14.9 million for the third quarter of 2008.

EBITDA (as defined) for the fourth quarter of 2008 was $3.1 million, up 18.6% from $2.6 million for the fourth quarter of 2007 and up 2.5% from $3.0 million for the third quarter of 2008.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the fourth quarter of 2008, revenues from transport and colocation services grew by 14.2% over the fourth quarter of 2007.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 77.0% of the total revenues generated in the fourth quarter of 2008. On-net transport revenues were 45.8% and off-net transport revenues were 31.2% of the total revenues.

Colocation services represented 22.4% of total revenue generated in the fourth quarter. Colocation revenues were the fastest growing area for the Company in the fourth quarter of 2008, increasing by 19.2% from the fourth quarter of 2007 and by 5.0% from the third quarter of

2008. Off-net transport revenues increased by 12.9% in the fourth quarter of 2008 from the fourth quarter of 2007 and by 2.6% from the third quarter of 2008.

FiberNet’s customer count also increased to 299 as of December 31, 2008, up from 254 at the end of the fourth quarter of 2007 and 295 at the end of the third quarter of 2008.

For the full year 2008, revenues were $58.3 million, up 17.1% from $49.8 million in 2007. For the full year 2008, on-net transport, off-net transport, and colocation represented 45.7%, 31.1%, and 22.3% of the total revenues, respectively. EBITDA (as defined) for the full year 2008 was $11.6 million, an increase of 35.1% over $8.6 million in 2007.

Jon A. DeLuca, President and CEO, stated, “We are proud of our fourth quarter and full year results. In a challenging environment, our business performed well. In particular, the capital investments that we made in our colocation business benefited our operating results. As we progress, our focus continues to be on cash flow generation and capital allocation.”

Cost of services for the fourth quarter of 2008 was $7.4 million, compared to $6.9 million for the fourth quarter of 2007 and $7.7 million for the third quarter of 2008. Cost of services for the full year 2008 was $29.4 million, compared to $25.5 million in 2007.

Selling, general and administrative expenses for the fourth quarter of 2008 were $5.3 million, compared to $4.5 million in the fourth quarter of 2007 and $4.5 million in the third quarter of 2008. Selling, general and administrative expenses for the full year 2008 were $19.0 million, compared to $16.8 million in 2007.

The net loss applicable to common stockholders for the fourth quarter of 2008 was $(73,000), or $(0.01) per share, compared to $(0.6) million, or $(0.08) per share, for the fourth quarter of 2007. The net loss applicable to common stockholders for the third quarter of 2008 was $(0.3) million, or $(0.04) per share. For the full year 2008, FiberNet’s net loss applicable to common stockholders was $(1.7) million, or $(0.22) per share, compared to $(4.9) million in 2007, or $(0.66) per share.

Capital expenditures for the fourth quarter of 2008 were $3.2 million, compared to $1.2 million in the third quarter of 2008 and $1.0 million in the fourth quarter of 2007. For the full year 2008, capital expenditures were $8.7 million, compared to $3.8 million recorded in 2007. More specifically for 2008, $3.3 million were invested for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, $3.4 million were invested in colocation expansion projects and $2.0 million were invested in national network expansion projects. These projects include capacity expansions to the Company’s metro networks in New York / New Jersey and Los Angeles, a capacity expansion to its metro Ethernet network and an extension of its network reach to the new markets of Chicago, Miami and San Francisco. For 2009 the Company expects to invest approximately $4.0 million in general capital expenditures, and $1.5 million in colocation expansion projects.

As of December 31, 2008, FiberNet had total assets of $67.2 million and total stockholders’ equity of $37.7 million. As of March 12, 2009, the Company had approximately 7.7 million shares of common stock outstanding, or 8.1 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.4 million outstanding options and warrants, approximately 60,000 are out-of-the-money as of March 12, 2009.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of December 31, 2008, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Thursday, March 12, 2009, at 11:00 a.m. EDT. To participate in the teleconference please call: 866-804-6924 and enter pass code 54540315, and from outside the U.S. call 857-350-1670 and enter the pass code.

A replay of the teleconference will be available beginning Thursday, March 12, 2009 at 1:00 p.m. EDT through Thursday, March 26, 2009. To listen to the replay by phone, call 888-286-8010 and enter pass code 27046983, and from outside the U.S. call 617-801-6888 and enter the pass code.

A webcast of the call will also be held today, beginning at 11:00 a.m. EDT. To listen, go to http://www.ftgx.com/investors-press/events/. The 4th quarter 2008 earnings results webcast will be archived for one year.

About FiberNet Telecom Group, Inc.

Celebrating its 10th anniversary, FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the gateway markets of New York/New Jersey, Los Angeles, Chicago and Miami, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	December 31, 2008	December 31, 2007	September 30, 2008
Calculation of EBITDA (as defined):

Net loss	$(73)	$(581)	$(306)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	368	347	346
Depreciation and amortization	2,426	2,411	2,610

Income taxes (1)	62	64	62

Interest expense, net	309	367	306

EBITDA (as defined)	$3,092	$2,608	$3,018

(1)	Quarterly effect of reclassification of incomes tax provisions.

	Consolidated Financial Data (in thousands) (unaudited) Year Ended December 31,
	2008	2007
Calculation of EBITDA (as defined):

Net loss	$(1,660)	$(4,938)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	1,642	1,108
Depreciation and amortization	10,024	9,419

Income taxes (1)	246	254

Interest expense, net	1,346	1,597

Extraordinary loss on early extinguishment of debt	—	1,146

EBITDA (as defined)	$11,598	$8,586

(1)	Effect of reclassification of incomes tax provisions.

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, (Audited)		Three Months Ended December 31, (Unaudited)
	2008	2007	2008 (1)	2007 (1)
Revenues	$58,293	$49,777	$15,422	$13,581
Operating expenses:
Cost of services	29,367	25,519	7,375	6,865

Selling, general and administrative expense	18,971	16,780	5,325	4,455
Depreciation and amortization	10,024	9,419	2,426	2,411

Total operating expenses	58,362	51,718	15,126	13,731

Income (loss) from operations	(69)	(1,941)	296	(150)
Extraordinary loss on early extinguishment of debt	—	(1,146)	—	—
Interest income	97	226	9	49
Interest expense	(1,442)	(1,823)	(316)	(416)

Net loss before provision for income taxes	(1,414)	(4,684)	(11)	$(517)
Provision for income taxes	(246)	(254)	(62)	(64)

Net loss	$(1,660)	$(4,938)	$(73)	(581)

Net loss per share — basic and diluted	$(0.22)	$(0.66)	$(0.01)	$(0.08)
Weighted average common shares outstanding — basic and diluted	7,484	7,428	7,436	7,616

(1)	Quarterly effect of reclassification of incomes tax provisions.

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,992	$8,220
Accounts receivable, net of allowance of $861 and $361	4,841	3,818
Prepaid expenses	587	612

Total current assets	11,420	12,650
Property, plant and equipment, net	52,579	54,921
Other Assets:
Deferred charges, net of accumulated amortization of $362 and $160	665	845
Goodwill	1,613	1,613
Other assets	900	883

Total other assets	3,178	3,341

TOTAL ASSETS	$67,177	$70,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,064	$3,553
Accrued expenses	5,572	7,227
Notes payable—current portion	1,750	700
Deferred revenues—current portion	1,200	1,282

Total current liabilities	11,586	12,762

	December 31, 2008	December 31, 2007
Long-Term Liabilities:
Notes payable	11,550	13,300
Deferred revenues, long-term	3,578	3,351
Other long-term liabilities	2,783	2,201

Total long-term liabilities	17,911	18,852

Total liabilities	29,497	31,614
Commitments and contingent liabilities
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,422,918 and 7,554,309 shares issued and outstanding	7	8
Additional paid-in-capital	445,238	445,368
Deferred rent (warrants)	(1,213)	(1,386)
Accumulated deficit	(406,352)	(404,692)

Total stockholders’ equity	37,680	39,298

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,177	$70,912

FIBERNET TELECOM GROUP, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,660)	$(4,938)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,024	9,419
Stock related expense	1,642	1,109
Deferred rent expense (warrants)	173	173
Loss on early extinguishment of debt	—	1,146
Other non-cash expenses	1,255	460
Change in assets and liabilities:
(Increase) in accounts receivable	(1,562)	(710)
Decrease in prepaid expenses	25	44
(Increase) decrease in other assets	(66)	58
(Decrease) in accounts payable	(115)	(535)
Increase in accrued expenses and other long-term liabilities	737	1,475
Increase (decrease) in deferred revenue	146	(841)

Cash provided by operating activities	10,599	6,860
Cash flows from investing activities:
Capital expenditures	(8,719)	(3,798)
Common stock repurchase	(3,575)	(693)
Long-term investment	—	(250)

Cash used in investing activities	(12,294)	(4,741)

	Year Ended December 31,
	2008	2007
Cash flows from financing activities:
Proceeds from warrants exercise	189	626
Payment of financing costs of debt financings	—	(1,167)
Repayment of debt financing	—	(14,160)
Proceeds from debt financing	—	14,000
Payment of financing costs of debt financings	(22)	—
Repayment on notes payable	(700)	—

Cash used in financing activities	(533)	(701)

Net increase (decrease) in cash and cash equivalents	(2,228)	1,418
Cash and cash equivalents at beginning of year	8,220	6,802

Cash and cash equivalents at end of year	$5,992	$8,220

Supplemental disclosures of cash flow information:
Interest paid	$1,497	$1,435
Taxes paid	200	108
Acquisition of property, plant, and equipment not paid	—	919
Amounts attributable to acquisition of Gateway Colocation recognized in goodwill and accrued expenses	—	1,613